Exhibit 99.1

Evolution Petroleum Announces Results for the Fiscal 2021 Third Quarter Ended March 31, 2021 and Declares Quarterly Stock Dividend
Increases Next Dividend Payment by 67%

HOUSTON, TX / ACCESSWIRE / May 10, 2021 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") announced today financial results and operating highlights for its fiscal third quarter ended March 31, 2021 (the "current quarter").

Highlights for the Quarter:
• Paid the 30th consecutive quarterly cash dividend on common shares on March 31, 2021
• Declared a $0.05 per share dividend for the 4th fiscal quarter payable on June 30, 2021, representing a 67% increase from the prior quarter.
• Closed on substantially all of the previously announced acquisition of non-operated oil and gas assets in the Barnett Shale for $18.2 million, net of preliminary purchase price adjustments, on May 7, 2021.
• Increased total revenues 32% over the prior quarter to $7.6 million.
• Generated cash flow in excess of quarterly dividend and ended the quarter with $17.0 million in cash and no debt, net of the $2.3 million acquisition purchase price deposit.
• Completed the Spring redetermination of the credit facility and increased the borrowing base to $30 million, excluding Tokyo Gas acquisition impacts.

Management Comments on Results

"We are pleased to substantially raise our dividend as we continue to execute on our acquisition strategy geared toward supporting our long-standing dividend policy. The recent purchase of additional long-life assets combined with improved pricing conditions and the return of operational investment by our operating partners provides us with additional diversity and sustainability," said Jason Brown, President and CEO. "We are excited to have found a substantial low-decline asset to add to our unique portfolio and put our cash reserves to work while maintaining a strong balance sheet in support of our dividend. We also welcome the return of conformance capital investment in Delhi, which continues to rebound from its lows last year. Substantially all of the wells in Hamilton Dome that were shut-in last year have been returned to production, which combined with a stabilized differential has added to our increased cash flow. We are focused on continuing to deliver shareholder value as we look for additional acquisition opportunities that will provide stable cash flow in support for our dividend strategy.”

Financial and Operational Results

Evolution reported total revenues for the quarter of $7.6 million compared to $5.8 million in the prior quarter, a 32% increase primarily driven by a 38% increase in the average realized oil price of $53.52 per barrel compared to $38.83 in the prior quarter.

Total net production in barrels of oil equivalent (“BOE”) per day ("BOEPD") decreased 5% to 1,708 BOEPD in the current quarter compared to 1,797 BOEPD in the prior quarter. This decrease is primarily attributable to the severe winter storm in Louisiana in February 2021 negatively affecting the daily average production for the quarter by approximately 60 BOEPD. Reactivations of wells at Hamilton Dome slightly offset lost volumes due to downtime at Delhi.

Lease operating costs were $3.6 million in the current quarter, an increase of 20% from $3.0 million in the prior quarter. This increase is primarily due to the inclusion of $0.4 million of purchased CO2. which represents a full quarter of CO2 purchases at Delhi as purchases resumed in late October 2020 after the pipeline repair. Also contributing to this increase in purchased CO2 cost was the higher realized oil price in the Delhi field that drives the CO2 unit cost. The remaining increase in lease operating costs of $0.2M was primarily due to an increase in the amount of workover activity by the operators in the current quarter.

Total depletion, depreciation, and amortization (“DD&A) expense decreased $0.3 million, or 21% from the prior quarter, primarily as a result of a 16% decrease in the depletion rate from $7.91 per BOE to $6.64 per BOE, as well as the 7% decrease in equivalent volumes in the current quarter. The decrease on a per unit basis is primarily due to the $15.2 million impairment charge recorded by the Company at December 31, 2020.

At March 31, 2021, the ceiling test value of the Company’s reserves was calculated based on the first-day-of-the-month average for the 12-months ended March 31, 2021 of the West Texas Intermediate (“WTI”) crude oil spot price of $39.95 per barrel, adjusted by market differentials by field. The net price per barrel of natural gas liquids (“NGLs”) was $8.39, which does not have any single comparable reference index price. The NGL price was based on historical prices received. Using these prices, the Company’s net book value of oil and natural gas properties at March 31, 2021 did not exceed the current ceiling. In the prior quarter, the Company recorded a $15.2 million impairment charge primarily as a result of the extremely low oil prices realized in March through May of 2020. The prices used at December 31, 2020 were $39.54 per barrel of oil and $8.30 per BOE of natural gas liquids.

The Company incurred an impairment in the amount of $0.1 million in technology rights in Well Lift, Inc. (WLI), and recorded no net loss on derivative contracts compared to a $0.3 million in the last quarter.

General and administrative (''G&A'') expenses remained flat at $1.8 million as increases in acquisition-related legal and tax expenses in the current quarter were offset by decreases from certain one-time consulting and legal expenses associated with the Company's CFO search and transition costs and yearly administrative and legal expenses associated with the annual shareholder meeting and equity plan incurred in the prior quarter.

The Company recorded an income tax benefit of $0.2 million in the current quarter compared to a benefit of $3.2 million in the prior quarter resulting in a 93% decrease, or $3.0 million. This decrease is primarily attributable to the pre-tax loss of $15.9 million in the prior quarter compared to pre-tax income of $1.0 million in the current quarter. The current quarter benefit of $0.2 million was primarily driven by the impact of a higher estimated annual tax rate recorded at March 31, 2021.

Net income for the quarter was $1.2 million or $0.04 per diluted share, compared to a net loss of $12.7 million (including $15.2 million pre-tax / $11.1 million after-tax of a non-cash impairment), or ($0.38) per diluted share, in the previous quarter. The increase of $13.9 million is primarily due to the non-cash impairment recorded by the Company in the previous quarter due to the extremely low prices realized in March through May 2020 along with an improving overall market environment and commodity pricing.

Capital Spending

For the three months ended March 31, 2021, Evolution incurred $0.1 million for Delhi field capital maintenance and plugging activities. Based on discussions with the Delhi and Hamilton Dome operators, the Company expects to resume conformance workover projects and will likely incur additional maintenance capital expenditures as oil prices continue to recover. The Hamilton Dome operator has restored the majority of volumes shut-in during the low oil price conditions during calendar 2020; future reactivations will be considered based on commodity prices. Such amounts for workover projects at the two fields are not known or approved but are expected to be in the range of $0.25 million to $0.5 million for the remaining three months of fiscal 2021. For fiscal 2022, based on discussions with the operators, the Company's capital expenditures are expected to be in the range of $1.25 million to $2.0 million, primarily consisting of conformance workover and maintenance capital projects.

Evolution’s proved undeveloped reserves at June 30, 2020 included 1.86 MMBOE of reserves and approximately $8.6 million of future development costs associated with Phase V development in the eastern portion of the Delhi field. Such development requires participation by both the operator and the Company, and is also dependent, in part, on the field operator's available funds, capital spending plans, and priorities within its portfolio of properties. In light of the current oil price volatility, the Delhi field operator has decided to delay the Phase V development project for twelve to twenty-four months. Evolution believes Phase V is economic at today's prices and continue to include it in proved undeveloped reserves. The Company plans to continue discussions with the operator and look forward to the development of Phase V now expected to begin in calendar year 2022 or 2023.

Liquidity and Outlook

Working capital decreased $1.5 million from the prior quarter to $20.1 million compared to $21.6 at December 31, 2020. This decrease is primarily attributable to the $2.325 million deposit the Company made on the acquisition of certain non-operated oil and gas assets in the Barnett Shale, which was applied to the closing price of $18.2 million, on May 7, 2021. The Company ended the quarter with $17.0 million in cash after paying out $1.0 million in dividends, no debt, and an undrawn reserve-based credit facility.

Operations Update

The WTI average price for the current quarter increased to $58.14 per barrel of oil (“Bbl”) from $42.70 per Bbl in the prior quarter. The Company expects the price of crude oil to continue to be volatile and cannot predict the duration of such volatility nor the current supply-demand imbalance, but must be prepared for the potential effects on the Company's business, financial condition, results of operations, and cash flows.

Production volumes for Delhi decreased 9% to 118,558 BOE from 130,520 BOE in the prior quarter. The natural decline of the Delhi field was temporarily increased by the shut-in of the CO2 supply pipeline from late February 2020 through the end of October 2020, as well as a suspension of field conformance capital expenditures. CO2 is purchased, recycled, and injected to maintain reservoir pressure and therefore achieve optimal field performance and production. The shut-in of the pipeline for purchased CO2 volumes resulted in a decline in reservoir pressure and temporarily exacerbated the natural production decline of the field. The resumption of CO2 purchases during the previous quarter together with increased CO2 volumes purchased are expected to gradually restore reservoir pressure and lead to a gradual increase in oil production rates over the coming quarters. The severe winter storm and subsequent downtime at Delhi in February 2021 also negatively impacted production volumes for the quarter; however, if these winter storm days are excluded, daily production rates remained as expected for the field.
Purchased CO2 volumes in Delhi averaged 64.5 million cubic feet of natural gas (“MMcf”) per day (“MMcf/d”) in the current quarter compared to 51.4 MMcf/d, an increase of 13.1 MMcf/d or 26%. This increase is due to the inclusion of a full quarter of purchased CO2 in the current quarter as purchases resumed in November 2020 as well as larger volume nominations. Based on information regarding planned CO2 volume nominations shared by the operator, Evolution expects purchased CO2 volumes to remain at these levels through the end of the Company’s fiscal year.

Hamilton Dome production volumes increased 1% to 35,179 Bbls in the current quarter compared to 34,889 Bbls in the prior quarter. This increase was primarily attributable to the continued oil price recovery seen in recent months that allowed shut-in wells to be brought back online during the quarter; the increase was partially offset by natural decline. Per the operator, the majority of volumes shut-in during the low commodity price environment seen in calendar 2020 have been restored. Future reactivations will be based on commodity prices. Throughout the quarter, both of the Company’s operators at Delhi and Hamilton Dome performed several workover and conformance projects with encouraging results. Evolution expects this uptick in field activity to continue as commodity prices stabilize.

Barnett Shale Acquisition

On May 7, 2021, the Company closed on substantially all of the previously announced acquisition of non-operated oil and gas assets in the Barnett Shale. A portion of the non-operated dry gas working interests were excluded from the transaction due to potential title defects that the seller was unable to timely cure. Upon resolution of the potential title defects, Evolution may elect to purchase those interests at a mutually agreed upon price.

The acquired Barnett Shale properties consist of approximately 50 Bcf of natural gas and 5 MMBls of liquids proved developed producing reserves based on the seller’s December 31, 2020 Netherland Sewell reserve report using weighted average prices of $51.41/Bbl for oil and $2.74/Mcf for natural gas. The asset has estimated current net production of approximately 17 MMcf/d of natural gas and 1.3 MBbls/d of liquids.

Cash Dividend on Common Stock

In conjunction with the closing of the acquisition of the non-operated oil and gas assets in the Barnett Shale and the continuing improvement in commodity prices, the Board of Directors declared an increased quarterly cash dividend of $0.05 per share of common stock, which represents a 67% increase from the prior quarter rate of $0.03 per share of common stock. The increased dividend will be paid on June 30, 2021 to common stockholders of record on June 16, 2021. This will be the 31st consecutive quarterly cash dividend on the common stock, which has been paid since the quarter ended December 31, 2013. To date, the Company has paid over $71 million, or $2.21 per share, back to stockholders as cash dividends. Maintaining and ultimately growing the common stock dividend remains a Company priority.

Quarterly Conference Call

Evolution Petroleum Corporation will host its earnings conference call for the quarter ended March 31, 2021 on Tuesday, May 11, 2021 at 2:00 p.m. Eastern (1:00 p.m. Central). The call will be hosted by Jason Brown, President & Chief Executive Officer and Ryan Stash, Chief Financial Officer. Details for the conference call are as follows:
Date:     Tuesday, May 11, 2021

Time:     2:00 p.m. Eastern

Call:     888-506-0062 (Toll Free United States & Canada)
973-528-0011 (International)

Code:     456420

To listen live via webcast over the internet, click the link https://www.webcaster4.com/Webcast/Page/2188/41144 or go to our website at http://www.evolutionpetroleum.com/. A replay will be available two hours after the end of the conference call through August 11, 2021 and will be accessible by calling 877-481-4010 (Toll Free United States & Canada); 919-882-2331 (International) with the replay pin number of 41144.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management, and development of producing oil and gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Our largest assets are our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field and our interest in a secondary recovery project in Wyoming's Hamilton Dome field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.EvolutionPetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts:
Jason Brown, President & CEO
Ryan Stash, SVP & CFO
(713) 935-0122
JBrown@evolutionpetroleum.com
RStash@evolutionpetroleum.com

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Revenues
Crude oil	$7,076,965	$7,461,823	$17,918,909	$25,281,564
Natural gas liquids	558,642	250,476	1,079,868	963,054
Natural gas	141	320	499	1,831
Total revenues	7,635,748	7,712,619	18,999,276	26,246,449
Operating costs
Lease operating costs	3,606,511	3,895,544	9,009,848	11,220,238
Depreciation, depletion, and amortization	1,070,967	1,399,481	3,840,023	4,310,284
Impairment of proved property	—	—	24,792,079	—
Impairment of Well Lift Inc. - related assets	146,051	—	146,051	—
Net loss on derivative contracts	—	—	614,645	—
General and administrative expenses *	1,831,614	1,465,780	4,956,011	4,240,330
Total operating costs	6,655,143	6,760,805	43,358,657	19,770,852
Income (loss) from operations	980,605	951,814	(24,359,381)	6,475,597
Other
Interest and other income	9,223	41,186	34,866	160,256
Interest expense	(18,686)	(29,067)	(60,340)	(87,757)
Income (loss) before income taxes	971,142	963,933	(24,384,855)	6,548,096
Income tax provision (benefit)	(219,859)	(2,746,226)	(5,730,701)	(1,719,801)
Net income (loss) attributable to common stockholders	$1,191,001	$3,710,159	$(18,654,154)	$8,267,897
Earnings (loss) per common share
Basic	$0.04	$0.11	$(0.56)	$0.25
Diluted	$0.04	$0.11	$(0.56)	$0.25
Weighted average number of common shares outstanding
Basic	33,496,372	33,052,162	33,184,041	33,055,861
Diluted	33,496,372	33,052,162	33,184,041	33,058,446

* For the three months ended March 31, 2021 and 2019, non-cash stock-based compensation expenses were $320,236 and $358,591, respectively. For the six months ended December 31, 2020 and 2019, non-cash stock-based compensation expenses were $938,093and $926,794, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	March 31, 2021	June 30, 2020
Assets
Current assets
Cash and cash equivalents	$17,039,538	$19,662,528
Receivables from oil and gas sales	3,505,593	1,919,213
Receivables of federal and state income taxes	3,107,638	3,243,271
Prepaid expenses and other current assets	488,697	491,686
Total current assets	24,141,466	25,316,698
Oil and natural gas properties, net—full-cost method of accounting, of which none were excluded from amortization	38,306,301	66,512,281
Other property and equipment, net	12,209	17,639
Total property and equipment, net	38,318,510	66,529,920
Other assets, net	2,408,801	291,618
Total assets	$64,868,777	$92,138,236
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,557,087	$1,471,679
Accrued liabilities and other	766,814	716,648
Derivative contract liabilities	—	1,911,343
State and federal income taxes payable	750,550	179,189
Total current liabilities	4,074,451	4,278,859
Long term liabilities
Deferred income taxes	4,354,135	11,061,023
Asset retirement obligations	2,669,382	2,588,894
Operating lease liability	36,070	84,978
Total liabilities	11,134,038	18,013,754
Commitments and contingencies (Note 14)
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 34,490,550 and 32,956,469 shares issued and outstanding, respectively	33,507	32,956
Additional paid-in capital	42,221,640	41,291,446
Retained earnings	11,479,592	32,800,080
Total stockholders’ equity	53,734,739	74,124,482
Total liabilities and stockholders’ equity	$64,868,777	$92,138,236

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income (loss) attributable to common stockholders	$(18,654,154)	$8,267,897
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	3,840,023	4,310,284
Impairment of proved property	24,792,079	—
Impairment of Well Lift Inc. - related assets	146,051	—
Stock-based compensation	938,093	926,794
Settlement of asset retirement obligations	(101,311)	(76,833)
Deferred income taxes	(6,706,888)	268,938
Net loss on derivative contracts	614,645	—
Payments made for derivative settlements	(2,791,176)	—
Other	11,337	35,966
Changes in operating assets and liabilities:
Receivables	(1,450,747)	(2,054,097)
Prepaid expenses and other current assets	2,989	154,903
Net operating loss carryback	—	—
Accounts payable and accrued expenses	1,347,080	256,112
State and federal income taxes payable	571,361	143,500
Net cash provided by operating activities	2,559,382	12,233,464
Cash flows from investing activities
Acquisition of oil and natural gas properties	—	(9,337,716)
Capital expenditures for oil and natural gas properties	(183,690)	(1,354,849)
Acquisition deposit	(2,325,000)	—
Net cash used in investing activities	(2,508,690)	(10,692,565)
Cash flows from financing activities
Common stock dividends paid	(2,666,334)	(9,916,841)
Common share repurchases, including shares surrendered for tax withholding	(7,348)	(2,483,357)
Other	—	—
Net cash used in financing activities	(2,673,682)	(12,400,198)
Net decrease in cash and cash equivalents	(2,622,990)	(10,859,299)
Cash and cash equivalents, beginning of period	19,662,528	31,552,533
Cash and cash equivalents, end of period	$17,039,538	$20,693,234

Supplemental disclosures of cash flow information:	Nine Months Ended March 31,
	2021	2020
Income taxes paid	$667,618	$1,150,000
Income tax refunds received	135,633	—
Non-cash transactions:
(Decrease) increase in accrued purchases of property and equipment	510	(42,371)
Oil and natural gas property costs attributable to the recognition of asset retirement obligations	91,430	871,076

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	Variance	Variance %
Oil and gas production
Crude oil revenues	$7,076,965	$5,462,783	$1,614,182	29.5%
NGL revenues	558,642	305,200	253,442	83.0%
Natural gas revenues	141	169	(28)	(16.6)%
Total revenues	$7,635,748	$5,768,152	$1,867,596	32.4%

Crude oil volumes (Bbl)	132,230	140,700	(8,470)	(6.0)%
NGL volumes (Bbl)	21,497	24,695	(3,198)	(12.9)%
Natural gas volumes (Mcf)	60	85	(25)	(29.4)%
Equivalent volumes (BOE)	153,737	165,409	(11,672)	(7.1)%

Crude oil (BOPD, net)	1,469	1,529	(60)	(3.9)%
NGLs (BOEPD, net)	239	268	(29)	(10.8)%
Natural gas (BOEPD, net)	—	—	—	n.m.
Equivalent volumes (BOEPD, net)	1,708	1,797	(89)	(5.0)%

Crude oil price per Bbl	$53.52	$38.83	$14.69	37.8%
NGL price per Bbl	25.99	12.36	13.63	110.3%
Natural gas price per Mcf	2.35	1.99	0.36	n.m.
Equivalent price per BOE	$49.67	$34.87	$14.80	42.4%

CO2 costs	$985,931	$619,887	$366,044	59.1%
Other lease operating costs	2,620,580	2,385,526	235,054	9.9%
Total lease operating costs	$3,606,511	$3,005,413	$601,098	20.0%

CO2 costs per BOE	$6.41	$3.75	$2.66	70.9%
All other lease operating costs per BOE	17.05	14.42	2.63	18.2%
Lease operating costs per BOE	$23.46	$18.17	$5.29	29.1%

CO2 costs per mcf	$0.71	$0.55	$0.16	29.1%
CO2 volumes (MMcf per day, gross)	64.5	51.4	13.1	25.5%

DD&A of proved oil and gas properties	$1,020,810	$1,308,716	$(287,906)	(22.0)%
Depreciation of other property and equipment	1,810	1,810	—	—%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	44,956	44,251	705	1.6%
Total DD&A	$1,070,967	$1,358,168	$(287,201)	(21.1)%

Oil and gas DD&A rate per BOE	$6.64	$7.91	$(1.27)	(16.1)%
n.m. Not meaningful.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended March 31,
	2021	2020	Variance	Variance %
Oil and gas production
Crude oil revenues	$7,076,965	$7,461,823	$(384,858)	(5.2)%
NGL revenues	558,642	250,476	308,166	123.0%
Natural gas revenues	141	320	(179)	(55.9)%
Total revenues	$7,635,748	$7,712,619	$(76,871)	(1.0)%

Crude oil volumes (Bbl)	132,230	172,901	(40,671)	(23.5)%
NGL volumes (Bbl)	21,497	26,206	(4,709)	(18.0)%
Natural gas volumes (Mcf)	60	223	(163)	(73.1)%
Equivalent volumes (BOE)	153,737	199,144	(45,407)	(22.8)%

Crude oil (BOPD, net)	1,469	1,879	(410)	(21.8)%
NGLs (BOEPD, net)	239	285	(46)	(16.1)%
Natural gas (BOEPD, net)	—	—	—	n.m.
Equivalent volumes (BOEPD, net)	1,708	2,164	(456)	(21.1)%

Crude oil price per Bbl	$53.52	$43.16	$10.36	24.0%
NGL price per Bbl	25.99	9.56	16.43	171.9%
Natural gas price per Mcf	2.35	1.43	0.92	n.m.
Equivalent price per BOE	$49.67	$38.73	$10.94	28.2%

CO2 costs	$985,931	$806,527	$179,404	22.2%
Other lease operating costs	2,620,580	3,089,017	(468,437)	(15.2)%
Total lease operating costs	$3,606,511	$3,895,544	$(289,033)	(7.4)%

CO2 costs per BOE	$6.41	$4.05	$2.36	58.3%
All other lease operating costs per BOE	17.05	15.51	1.54	9.9%
Lease operating costs per BOE	$23.46	$19.56	$3.90	19.9%

CO2 costs per mcf	$0.71	$0.69	$0.02	2.9%
CO2 volumes (MMcf per day, gross)	64.5	53.9	10.6	19.7%

DD&A of proved oil and gas properties	$1,020,810	$1,352,203	$(331,393)	(24.5)%
Depreciation of other property and equipment	1,810	2,465	(655)	(26.6)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	44,956	41,422	3,534	8.5%
Total DD&A	$1,070,967	$1,399,481	$(328,514)	(23.5)%

Oil and gas DD&A rate per BOE	$6.64	$6.79	$(0.15)	(2.2)%

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Nine Months Ended March 31,
	2021	2020	Variance	Variance %
Oil and gas production
Crude oil revenues	$17,918,909	$25,281,564	$(7,362,655)	(29.1)%
NGL revenues	1,079,868	963,054	116,814	12.1%
Natural gas revenues	499	1,831	(1,332)	(72.7)%
Total revenues	$18,999,276	$26,246,449	$(7,247,173)	(27.6)%

Crude oil volumes (Bbl)	418,587	490,125	(71,538)	(14.6)%
NGL volumes (Bbl)	69,916	79,982	(10,066)	(12.6)%
Natural gas volumes (Mcf)	275	935	(660)	(70.6)%
Equivalent volumes (BOE)	488,549	570,263	(81,714)	(14.3)%

Crude oil (BOPD, net)	1,528	1,782	(254)	(14.3)%
NGLs (BOEPD, net)	255	291	(36)	(12.4)%
Natural gas (BOEPD, net)	—	1	(1)	n.m.
Equivalent volumes (BOEPD, net)	1,783	2,074	(291)	(14.0)%

Crude oil price per Bbl	$42.81	$51.58	$(8.77)	(17.0)%
NGL price per Bbl	15.45	12.04	3.41	28.3%
Natural gas price per Mcf	1.81	1.96	(0.15)	(7.7)%
Equivalent price per BOE	$38.89	$46.03	$(7.14)	(15.5)%

CO2 costs	$1,605,818	$3,501,507	$(1,895,689)	(54.1)%
Other lease operating costs	7,404,030	7,718,731	(314,701)	(4.1)%
Total lease operating costs	$9,009,848	$11,220,238	$(2,210,390)	(19.7)%

CO2 costs per BOE	$3.29	$6.14	$(2.85)	(46.4)%
All other lease operating costs per BOE	15.15	13.54	1.61	11.9%
Lease operating costs per BOE	$18.44	$19.68	$(1.24)	(6.3)%

CO2 costs per mcf	$0.64	$0.77	$(0.13)	(16.9)%
CO2 volumes (MMcf per day, gross)	38.3	69.1	(30.8)	(44.6)%

DD&A of proved oil and gas properties	$3,691,611	$4,189,290	$(497,679)	(11.9)%
Depreciation of other property and equipment	5,430	6,969	(1,539)	(22.1)%
Amortization of intangibles	10,173	10,173	—	—%
Accretion of asset retirement obligations	132,809	103,852	28,957	27.9%
Total DD&A	$3,840,023	$4,310,284	$(470,261)	(10.9)%

Oil and gas DD&A rate per BOE	$7.56	$7.35	$0.21	2.9%